Exhibit 10.7

CLASS B UNIT GRANT AGREEMENT

This Class B Unit Grant Agreement (this “Agreement”) is entered into as of [ ] (the “Effective Date”), by and between [ ], a Delaware limited liability company, having an office at 411 Theodore Fremd Avenue, Suite 300, Rye, New York 10580 (the “Promote LLC”) and [ ], an individual residing in the State of [ ] (“Executive”, and, together with Promote LLC, the “Parties”).

W I T N E S S E T H :

WHEREAS, Executive is employed by Acadia Realty Limited Partnership, a Delaware limited partnership that is the sole Class A Member of the Promote LLC (“ARLP”) (indirectly through a wholly-owned employment subsidiary entity of ARLP);

WHEREAS, the Promote LLC is currently governed by that certain Limited Liability Company Agreement of the Promote LLC dated as of [ ] (as the same may be amended, the “Promote LLC Agreement”); and

WHEREAS, the Promote LLC has agreed to issue to Executive [ ] Class B Units in the Promote LLC (“Class B Units”) on the terms and conditions set forth herein; and

WHEREAS, it is the intent of the Parties that the grant of Class B Units shall constitute a grant of “profits interests” (within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43) for federal income tax purposes.

NOW THEREFORE, the Promote LLC and Executive hereby agree as follows:

1. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Promote LLC Agreement.

2. Subject to the vesting requirements of Section 5 hereof, in consideration of Executive’s agreement to provide services to or for the benefit of the Promote LLC, ARLP and/or its Subsidiaries and Affiliates, the Promote LLC hereby issues and awards to Executive [ ] Class B Units (the “Issued Units”). Pursuant to this Agreement and the Promote LLC Agreement, (i) the Promote LLC shall transfer the Issued Units to Executive, (ii) Executive shall hold the Units as a Class B Member of the Promote LLC, (iii) as such Class B Member, Executive shall be bound by the terms and conditions of the Promote LLC Agreement and this Agreement, and (iv) the books and records of the Promote LLC shall reflect Executive’s ownership of the Issued Units.

3. Hurdle Amount. The Hurdle Amount with respect to the Issued Units is [ ].

4. [Intentionally Omitted]

5. Executive shall earn a vested and nonforfeitable right to the Issued Units as follows:

(a) The Issued Units awarded pursuant to Section 2 shall vest in 5 equal installments on the following dates, in each case contingent upon Executive’s continued employment with ARLP, Acadia Realty Trust or any of their subsidiaries (collectively, the “Company”) through each such date:

Vesting Date	% of Issued Units Vesting on Vesting Date
[ ]	20%
[ ]	20%
[ ]	20%
[ ]	20%
[ ]	20%

(b) Notwithstanding any other agreement between Executive and the Company, (i) upon Executive's voluntary termination of employment with the Company for any reason or under any circumstances, any portion of the Issued Units that has not vested shall be forfeited, void, terminated and revert to the Promote LLC, and (ii) upon Executive’s termination of employment by the Company for Cause (as defined below), all Issued Units, whether vested or unvested, shall be forfeited, void, terminated and revert to the Promote LLC, and Executive shall have no right, title or interest in any such Issued Units or any future distributions in respect thereof. Executive shall retain any distributions actually received by Executive in respect of the Issued Units prior to the date of termination (or, in the event the Executive is terminated for Cause, the date on which the event constituting Cause occurred, if earlier).

Notwithstanding anything to the contrary herein, all unvested Issued Units shall become fully vested and nonforfeitable upon the earliest to occur of: (A) a Change of Control (as defined below), (B) the date the Company or any wholly-owned affiliate terminates Executive’s employment without Cause (as defined below), (C) the Executive’s death or Disability or (D) or Executive terminates his or her employment for Good Reason (as defined below).

If an event described in Clauses (A)–(D) above occurs, then notwithstanding Section 4.2(a) of the Promote LLC Agreement to the contrary, if distributions are made to the Class A Member, then pro rata distributions shall be made to Executive (subject, at all times, to Section 4.2(b) of the Promote LLC Agreement (relating to the Hurdle Amount)).

(c) Definitions.

“Cause” shall have the meaning set forth in any severance or employment agreement between Executive and the Company, if such agreement exists and defines “Cause”. If no such severance or employment agreement exists or if such agreement does not define “Cause”, then “Cause” means Executive has: (A) deliberately made a misrepresentation in connection with, or willfully failed to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or willfully destroyed or failed to preserve documents or other materials known to be relevant to such investigation, or willfully induced others to fail to cooperate or to produce documents or other materials; (B) failed to perform his duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), which failure continues for a period of three (3) business days after written demand for corrective action is delivered by the Company specifically identifying the manner in which the Company believes Executive has not performed his duties; (C) engaged in conduct constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional customary and de minimis use of Company property for personal purposes; (D) materially violated a Company policy, including but not limited to a policy set forth in the Company’s employee handbook as in effect at such time; (E) disparaged the Company, its officers, trustees, employees or partners; (F) solicited any existing employee of the Company above the level of an administrative assistant to work at another company; (G) committed a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

“Change of Control” means that any of the following events has occurred: (A) any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any employee benefit plan sponsored by the Company, becomes the “beneficial owner”, as such term is used in Section 13 of the Exchange Act (irrespective of any vesting or waiting periods) of common shares of Acadia Realty Trust (the “Common Shares”) in an amount equal to thirty percent (30%) or more of the sum total of the Common Shares issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raised in connection with the financing of such transaction; provided, however, that in determining whether a Change of Control has occurred, outstanding shares or voting securities which are acquired in an acquisition by (i) the Company or any of its subsidiaries or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries shall not constitute an acquisition that can cause a Change of Control; or (B) the approval of the dissolution or liquidation of the Company; or (C) the approval of the sale or other disposition of all or substantially all of its assets in one (1) or more transactions (including, without limitation, the approval of a transaction or series of transactions to sell or dispose of all or substantially all of the assets in the Company’s core business line to any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Exchange Act); or (D) a turnover, during any two (2) year period, of the majority of the members of the board of trustees of Acadia Realty Trust (the “Board”), without the consent of the majority of the existing members of the Board as to the appointment of the new Board members.

“Disability” shall mean Executive has: (A) a disability entitling the Executive to benefits under any Company long-term disability plan in which the Executive participates, or (B) if there is no such Company long-term disability plan, a reasonable determination by the Company that the Executive has become physically or mentally incapable of performing the Executive’s duties to the Company and such disability has disabled the Executive for a cumulative period of one hundred eighty (180) days within a twelve (12) month period.

“Good Reason” shall have the meaning set forth in any severance or employment agreement between Executive and the Company, if such agreement exists and defines “Good Reason.” If no such agreement exists or such agreement does not define “Good Reason,” then “Good Reason” means, in each case without Executive’s consent, a: (A) material and substantial reduction in Executive’s duties or responsibilities, other than such a reduction resulting from a general reorganization or any change affecting similarly situated executives generally; or (B) reduction of 10% or more in Executive’s annual base salary (other than such a reduction applied generally to similarly situated executives), provided that Good Reason exists under (A) or (B) only if Executive provides written notice within 60 days after Executive first knows or has reason to know about the occurrence of the event alleged to be Good Reason, the Company fails to cure within 30 days thereafter, and Executive actually terminates within 30 days after the expiration of the cure period.

6. The Issued Units may not be transferred, assigned, pledged or hypothecated, and shall be subject to execution, attachment or similar process only to the extent Executive shall have, pursuant to Section 5 hereof, a vested, nonforfeitable right to any portion of the Issued Units.

7. Nothing contained in this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment or services of Executive for the period during which the Issued Units have not vested or during any other period of time.

8. Representations and Warranties of the Promote LLC. The Promote LLC represents and warrants to Executive that:

(a) The Promote LLC has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by the Promote LLC, has been effectively authorized by all necessary action, and constitutes the legal, valid and binding obligation of the Promote LLC, enforceable against the Promote LLC in accordance with its terms.

(c) The Promote LLC has good and marketable title to the Issued Units, free and clear of all covenants, conditions, restrictions, liens, charges, encumbrances, options and adverse claims or rights of any kind whatsoever.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with (i) any agreement or other instrument to which the Promote LLC is a party or by which it is bound or (ii) any judgment, decree, order or award of any court, governmental body or arbitrator known to the Promote LLC by which the Promote LLC is bound.

(e) No broker or finder has acted for the Promote LLC in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions.

9. Representations and Warranties of Executive. Executive represents and warrants to the Promote LLC that:

(a) Executive has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.

(b) This Agreement has been duly executed and delivered by Executive, and constitutes the legal, valid and binding obligation of Executive, enforceable against Executive in accordance with its terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with (i) any agreement or other instrument to which Executive is a party or by which Executive is bound, or (ii) any judgment, decree, order or award of any court, governmental body or arbitrator known to Executive by which Executive is bound.

(d) No broker or finder has acted for Executive in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions.

(e) Executive understands that the Issued Units have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state, and may be sold in reliance upon the exemption afforded thereunder for transactions not involving any public offering; the Issued Units are for Executive’s account for investment and without any present view toward distribution thereof to any other person; and Executive will not sell or otherwise dispose of the Issued Units except in compliance with the registration requirements or exemption provisions under the Act and the rules and regulations thereunder, and under any applicable state securities laws. Executive understands that there is no public market for the Issued Units and that no market may ever develop and that neither the Issued Units nor the offering of Issued Units have been approved or disapproved by the Securities and Exchange Commission (the “SEC”), or any state securities commission, nor has the SEC or any state securities commission passed upon the adequacy or accuracy of any offering material provided to Executive. Executive confirms that the Issued Units were not offered to Executive by any form of general solicitation or general advertising.

(f) Executive is an “accredited investor” as defined in Rule 501 of Regulation D under the Act by virtue of being one of the following: (i) director or executive officer of the Company, (ii) a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000, not including as an asset the value of Executive’s principal residence, but excluding as a liability any indebtedness secured by the residence up to the current market value of the residence, unless such indebtedness was incurred within the past 60 days other than to acquire the residence, or (iii) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(g) Executive is a natural person who is employed by the Company who qualifies as a “knowledgeable employee” within the meaning of Rule 3c 5(a)(4) under the Investment Company Act of 1940, as amended (the “Investment Company Act”), because Executive either is: (i) an executive officer, director, trustee, general partner, advisory board member, or person serving in a similar capacity with the Company; (ii) an employee of the Company (other than an employee performing solely clerical, secretarial, or administrative functions) who, in connection with Executive’s regular functions or duties, participates in the investment activities of the Company, its investment advisers, or any company controlled by the Company, and has been performing such functions or duties for at least twelve (12) months in aggregate (including prior employment with other entities engaged in investment activities).

(h) Either alone or with an advisor, Executive has such knowledge and experience in business and financial matters so as to permit Executive to evaluate the merits and risks of acquiring the Issued Units. If Executive is relying upon an advisor, to the best of Executive’s knowledge such advisor is uncompensated by, and unaffiliated with, the Company. Executive has had the opportunity to ask questions of, and receive answers from, the Company regarding the offering and the potential investment.

10. Indemnification.

(a) Promote LLC shall indemnify, defend and hold harmless Executive and Executive’s successors and assigns from any and all claims, liabilities, demands, causes of action, suits, debts, obligations, rights, promises, acts, agreements and damages of whatever kind or nature whether at law or equity, whether known or unknown, foreseen or unforeseen, heretofore or hereafter arising out of, relating to, connected with or incidental to:

(i)
the failure of any representation or warranty made by the Promote LLC herein to have been true and correct as of the date hereof; or

(ii)
the failure of the Promote LLC to comply with any of the Promote LLC’s covenants contained in this Agreement.

(b) Executive shall indemnify, defend and hold harmless Promote LLC, the Company, and their successors, assigns, subsidiaries and affiliates, and all of the officers, directors, employees, partners, shareholders, beneficial owners and agents (including attorneys and accountants) of each of the above described persons or entities, and each of them, from any and all claims, liabilities, demands, causes of action, suits, debts, obligations, rights, promises, acts, agreements and damages of whatever kind or nature whether at law or equity, whether known or unknown, foreseen or unforeseen, heretofore or hereafter arising out of, relating to, connected with or incidental to:

(i) the failure of any representation or warranty made by Executive herein to have been true and correct as of the date hereof; or

(ii) the failure of Executive to comply with any of Executive’s covenants contained in this Agreement.

11. Tax Consequences. Executive has reviewed with Executive’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Executive is relying solely on such advisors, and not on any statements or representations of Promote LLC or the Company, or any of their successors, assigns, subsidiaries or affiliates, or any of their officers, directors, employees, partners, shareholders, beneficial owners or agents (including attorneys and accountants). Executive understands that Executive (and not Promote LLC, the Company or any other person) shall be responsible for Executive’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. Executive understands that section 83 of the Code taxes as ordinary income the difference between the amount paid for the Issued Units and the fair market value of the Issued Units as of the date any restrictions on the Issued Units lapse pursuant to Section 2 of this Agreement. Executive understands that, as a condition of Executive receiving this grant, Executive is required to elect to be taxed at the time the Issued Units are granted rather than when and as the vesting period expires by filing an election under section 83(b) of the Code with the Internal Revenue Service within 30 days after the Date of Grant. The form for making this election is attached as Exhibit A hereto.

EXECUTIVE ACKNOWLEDGES THAT IT IS EXECUTIVE’S SOLE RESPONSIBILITY AND NOT PROMOTE LLC’S OR THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b), EVEN IF EXECUTIVE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON EXECUTIVE’S BEHALF.

Executive agrees to comply with any valuation determination that the Company makes with regard to the Issued Units and further acknowledges that in the event of forfeiture, certain allocations of income and loss may be required for the Company to comply with the requirements of Code section 704 and the regulations thereunder.

In addition, Executive acknowledges that the Company may receive distributions attributable to proceeds received by the Company pursuant to a financing or refinancing of its assets. In such situation, it is possible that there will be no income or gain allocated to Executive in the year of receipt of such distribution. Instead, it is expected that Executive will recognize income or gain at a later date. Executive will be responsible for paying any tax liability associated with such income or gain, notwithstanding that such later amount of income or gain will not be accompanied by any additional distribution of cash.

12. Miscellaneous

(a) This Agreement may not be modified, altered or amended, or its terms waived, except by an instrument in writing signed by the parties hereto.

(b) All notices under this Agreement shall, unless otherwise provided herein, be delivered by email, mailed or delivered by hand to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the parties to one another.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

(d) The parties agree to keep the content of this Agreement and any related documents strictly confidential and shall not disclose such confidential information to any person or entity other than each party’s respective financial, legal and tax consultants (except as required by law or court order).

(e) This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, successors and permitted assigns of Executive (subject, however, to the limitations set forth herein) and Promote LLC and its successors and assigns.

(f) None of the provisions of this Agreement are intended to be, nor shall they construed to be, for the benefit of any third party.

(g) The paragraph numbers and captions appearing herein are inserted only as a matter of convenience and are not intended to define, limit, construe or describe the scope or intent of any paragraph, nor in any way affect this Agreement.

(h) Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such prohibition shall be ineffective to the extent of such prohibition or invalidation of the remainder of such provision or the remaining provisions of the Agreement.

(i) If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination will not affect the remaining provisions of this Agreement, all of which will remain in full force and effect.

(j) This Agreement may be executed in counterparts all of which taken together shall constitute one original Agreement.

IN WITNESS WHEREOF, the Promote LLC and Executive have executed and delivered this Assignment as of the date first above written.

PROMOTE LLC:	By: Acadia Realty Limited Partnership, a Delaware limited partnership, its Manager By: Acadia Realty Trust, its general partner By:
[ADDRESS] [EMAIL]
EXECUTIVE:	_______________________________________ [Name] [ADDRESS] [EMAIL]

EXHIBIT A

[Omitted]